Exhibit 99.1

Nov. 20, 2014

FOR IMMEDIATE RELEASE

Contacts:

Cynthia A. Williams	David R. White
Senior Executive Vice President	Vice President
Corporate Communications	Corporate Communications
(336) 733-1470	(336)-733-1471
Cynthia.Williams@BBandT.com	DRWhite@BBandT.com

BB&T names four Susquehanna Bank executives as future regional presidents

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today its plan to create three new geographic banking regions in Pennsylvania when it completes its previously announced acquisition of Susquehanna Bancshares, Inc. (which is currently expected to occur in mid-2015). BB&T also named three regional presidents who will be responsible for the combined company’s Western Maryland and Pennsylvania, Central Pennsylvania and Greater Delaware Valley regions. In addition, at closing BB&T and Susquehanna Bank will consolidate their existing regions in Maryland to form a new Maryland Region. Completion of the acquisition is subject to customary closing conditions including regulatory approvals and approval of Susquehanna shareholders.

“We are very excited about the addition of these new regions and the individuals who will serve as regional presidents,” said Ricky K. Brown, president, BB&T. “The strength and caliber of talent represented by this leadership team will position us well for growth in these important markets.”

The new Western Maryland and Pennsylvania Region will be headed by Michael E. Hough, who is currently chief executive officer of Susquehanna Bank’s Maryland Division. He has more than 25 years of experience in the banking industry. A resident of Hagerstown, Md., Hough graduated from Madison University with a bachelor’s degree in business administration. He is also a graduate of the Maryland Banking School.

The new Central Pennsylvania Region will be led by Craig L. Kauffman, who currently serves as chief executive officer of Susquehanna Bank’s Central Pennsylvania Division. A Susquehanna employee since 2013, he has more than 26 years of experience in banking. He lives in Landisville, Pa. A graduate of Millersville University, Kauffman holds a MBA from Penn State University.

The new Greater Delaware Valley Region will be served by Scott R. Gamble who joined Susquehanna Bank as chief executive officer of its Delaware Valley Division in July 2014. He has more than 30 years of banking experience, working in the Philadelphia market. A resident of Malvern, Pa., he graduated from Grove City College with a bachelor’s degree in business administration. He has also had training in management and capital markets.

In addition to the three new regions, BB&T announced that following the closing of the acquisition Susquehanna Bank Regional President James D. Witty will replace BB&T Regional President Calvin Barker in its Maryland Region. Barker will move to BB&T’s Valley Region, based in Roanoke, Va., and replace John Williams, who will retire in mid-2015. Witty joined Susquehanna Bank in 2012 as regional president in Baltimore. He has more than 26 years of experience in the banking industry. A resident of Reisterstown, Md., Witty earned a bachelor’s degree in finance from Lehigh University.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $187 billion in assets and market capitalization of $26.8 billion, as of Sept. 30, 2014. Based in Winston-Salem, N.C., the company operates 1,842 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at BBT.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, BB&T’s and Susquehanna’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in BB&T’s and Susquehanna’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Susquehanna shareholders on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Susquehanna business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BB&T products and services; customer borrowing, repayment, investment and deposit practices;

customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Important Additional Information and Where to Find It

In connection with the proposed merger, BB&T will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Susquehanna and a Prospectus of BB&T, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF SUSQUEHANNA ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about BB&T and Susquehanna, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from BB&T at www.bbt.com under the heading “About” and then under the heading “Investor Relations” and then under “BB&T Corporation SEC Filings” or from Susquehanna by accessing Susquehanna’s website at www.susquehanna.net under the heading “Investor Relations” and then under “SEC Filings”. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Shareholder Services, Telephone: (336) 733-3065 or to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Investor Relations, Telephone: (717) 626-9801.

Susquehanna and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Susquehanna in connection with the proposed merger. Information about the directors and executive officers of Susquehanna and their ownership of Susquehanna common stock is set forth in the proxy statement for Susquehanna’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 21, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

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